Exhibit 99.1

Emerald Holding, Inc. Announces Temporary Suspension of Quarterly Dividend

SAN JUAN CAPISTRANO, Calif. (March 20, 2020) - Emerald Holding, Inc. (NYSE: EEX) (“Emerald” or the “Company”) today announced that, due to uncertainty from the rapidly evolving impact of COVID-19 on the travel and events industry, Emerald’s Board of Directors has made the decision to temporarily suspend the Company’s regular quarterly cash dividend on its common stock. The Board of Directors will re-assess the dividend suspension throughout the year to determine, in light of facts and circumstances at that time, whether and when to reinstate the dividend.

Brian Field, Interim President and Chief Executive Officer, commented, “Given the changes to our event schedule announced earlier this week and due to the ongoing uncertainty surrounding near-term business conditions, the Board and Emerald management firmly believe preserving liquidity is in the best interest of all stakeholders and is the prudent course of action to maintain flexibility and navigate these unprecedented times. In addition to suspending our dividend, we are also implementing a broad range of initiatives designed to further preserve capital and liquidity, including, but not limited to, cutting costs, putting a temporary freeze on company travel and hiring, and suspending purchases under the Company’s share buyback plan. Taken together, we believe these are the right actions to position Emerald to successfully weather this challenging environment.”

About Emerald

Emerald is a leader in building dynamic, market-driven business-to-business platforms that integrate live events with a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. As true partners, we at Emerald strive to build our customers’ businesses by creating opportunities that inspire, amaze, and deliver breakthrough results. With over 140 events each year, our teams are creators and connectors who are thoroughly immersed in the industries we serve and committed to supporting the communities in which we operate.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, including, but not limited to, statements of the Board’s and management’s beliefs, statements regarding the payment of dividends, the repurchase of shares of Emerald common stock, borrowing capability, cost containment measures, cash preservation and other liquidity measures, and the impact of COVID-19 on the Emerald business. These statements involve risks and uncertainties, including, but not limited to, governmental, business, financial, economic and public health factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

David Doft, 1-866-339-4688 (866EEXINVT)

Chief Financial Officer

Investor.relations@emeraldexpo.com

Source: Emerald Holding, Inc.